Exhibit 23.1

Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises Gateway Building Luchthaven Nationaal 1 J 1930 Zaventem Belgium Tel. + 32 2 800 20 00 Fax + 32 2 800 20 01 www.deloitte.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated 22 March 2017, relating to the 2016 consolidated financial statements and the retrospective adjustments to the 2015 and 2014 financial statement disclosures of Anheuser-Busch InBev SA/NV (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective adjustments to the 2015 and 2014 consolidated financial statement disclosures on segment information), and the effectiveness of Anheuser-Busch InBev SA/NV’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended 31 December 2016 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Zaventem, 30 June 2017

/s/ Joel Brehmen
DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Joël Brehmen